EXHIBIT 99.1

Press Release

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

INTERNET COMMERCE CORPORATION RELEASES PRELIMINARY

GUIDANCE FOR FISCAL SECOND QUARTER 2007

NORCROSS, GA — March 1, 2007 — Today Internet Commerce Corporation (ICC) (NasdaqCM:ICCA), a leader in business-to-business e-commerce solutions, released preliminary results for fiscal second quarter, ended January 31, 2007.

ICC’s preliminary results for second quarter are as follows:

—  Revenue will be approximately $5.2 to $5.3 million.

—  Net income will be approximately $650,000 to $700,000.

—  Earnings per share will be between $.03 to $.04 on a basic per share basis.

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation, headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.